Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 22, 2023, Shutterstock, Inc. (“Shutterstock” or the “Company”) entered into a Stock Purchase Agreement with Meta Platforms, Inc. (“Meta”) (the “Purchase Agreement”). On June 23, 2023, the Company completed its acquisition (the “Acquisition”) of all of the outstanding shares of Giphy, Inc. (“Giphy”) from Meta. The consideration payable by the Company pursuant to the Purchase Agreement was $53 million in net cash, in addition to cash acquired, assumed debt and other working capital adjustments.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 were prepared as if the Acquisition had occurred on January 1, 2022, and is derived from the historical financial statements of Shutterstock and Giphy, and should be read in conjunction with Shutterstock’s consolidated financial statements included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2023, Giphy’s unaudited condensed consolidated statement of operations for the period from January 1, 2023 through June 23, 2023 and Giphy’s unaudited condensed consolidated financial statements for the quarterly periods ended March 31, 2023 and 2022, which are included in the Company’s Current Report on Form 8-K/A filed with the SEC on August 31, 2023. For all periods after June 23, 2023 Giphy’s results were included in the Shutterstock consolidated financial statements.  No unaudited pro forma condensed combined balance sheet is presented herein since the Acquisition is already reflected in the Company’s most recent consolidated balance sheet filed with the SEC.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that would have been realized had the entities been a single entity as of or for the periods presented.
Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The transaction accounting adjustments are based on available information and assumptions that the Company’s management believes are reasonable. Such adjustments are estimates and actual experience may differ from expectations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(In thousands, except per share data)

			Transaction
	Historical		Accounting		Pro Forma
	Shutterstock	Giphy	Adjustments	Note	Combined

Revenue	$ 657,368	$ —	$ 7,151	4A	$ 664,519

Operating expenses:
Cost of revenue	256,798	—	2,538	4B	259,336
Sales and marketing	152,084	11,148	(829)	4C	162,403
Product development	72,722	27,108	(20,293)	4C	79,537
General and administrative	109,488	11,874	(6,559)	4B, 4C, 4D	114,803
Total operating expenses	591,092	50,130	(25,143)		616,079
Income / (loss) from operations	66,276	(50,130)	32,294		48,440
Bargain purchase gain	51,804	—	(51,804)	4E	—
Other income, net	2,328	78	—		2,406
Income / (loss) before income taxes	120,408	(50,052)	(19,510)		50,846
Provision for income taxes	9,133	—	7,104	4F	16,237
Net income / (loss)	$ 111,275	$ (50,052)	$ (26,614)		$ 34,609

Earnings per share:
Basic	$ 3.10				$ 0.96
Diluted	$ 3.06				$ 0.95

Weighted average shares outstanding:
Basic	35,938				35,938
Diluted	36,352				36,352

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Pro Forma Presentation

On May 22, 2023, Shutterstock, Inc. (“Shutterstock” or the “Company”) entered into a Stock Purchase Agreement with Meta Platforms, Inc. (“Meta”) (the “Purchase Agreement”)to purchase all of the outstanding shares of Giphy, Inc. (“Giphy”) from Meta (the “Acquisition”).  On June 23, 2023, the Company completed the Acquisition. The consideration payable by the Company pursuant to the Purchase Agreement was $53 million in net cash, in addition to cash acquired, assumed debt and other working capital adjustments.  Giphy is a New York-based company that operates a collection of GIFs and stickers that supplies casual conversational content.
The unaudited pro forma condensed combined financial information has been prepared for illustrative and informational purposes only and were prepared from the respective historical information of Shutterstock and Giphy and reflect adjustments to the historical information using the acquisition method of accounting.
The unaudited pro forma condensed combined statement of operations for the  nine months ended September 30, 2023 was prepared as if the Acquisition had occurred on January 1, 2022, and is derived from Shutterstock’s consolidated financial statements included in its Quarterly Report on Form 10-Q filed with the SEC on October 31, 2023, Giphy’s unaudited condensed consolidated statement of operations for the period from January 1, 2023 through June 23, 2023 and Giphy’s unaudited condensed consolidated financial statements for the quarterly periods ended March 31, 2023 and 2022, which are included in the Company’s Current Report on Form 8-K/A filed with the SEC on August 31, 2023. For all periods after June 23, 2023 Giphy’s results were included in the Shutterstock consolidated financial statements.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what Shutterstock’s results of operations would have been had the transaction occurred January 1, 2022, nor is it necessarily indicative of what the results of operations of the combined company will be in future periods. The historical financial information has been adjusted to reflect transaction related adjustments that management believes are necessary to present fairly Shutterstock’s pro forma results of operations following the closing of the transaction for the period indicated. Additionally, the unaudited pro forma condensed combined statement of operations does not reflect any benefits that may result from potential revenue enhancements, anticipated cost savings and expense efficiencies or other synergies that may be achieved from the Acquisition.
The pro forma adjustments are based on certain estimates and assumptions. The actual adjustments and the allocation of the final purchase price will depend on several factors, including additional financial information and completion of the determination of fair value of assets and liabilities of Giphy as of the purchase date. Therefore, the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences may be material.

Note 2 – Giphy Acquisition Consideration

In January 2023, the United Kingdom Competition and Markets Authority (the “CMA”) issued its final order requiring Meta to divest its ownership of Giphy, which Meta acquired in 2020.  In connection with the closing of the Acquisition, whose terms were preapproved by the CMA, the Company and Meta entered into a transitional services agreement (the “TSA”) pursuant to which Meta is responsible for certain costs related to retention of Giphy employees, including (i) recurring salary, bonus, and benefits through August 2024, which would be $35.6 million if all employees are retained through August 2024, and (ii) nonrecurring items, totaling $87.9 million, comprised of one-time employment inducement bonuses and the cash value of unvested Meta equity awards (the “Giphy Retention Compensation”).

The Giphy Retention Compensation will be paid to the individuals for being employees of the Company after the completion of the Acquisition.  Accordingly, it was determined that the payments by the Company are for future service requirements and will be reflected as operating expenses, less any amounts earned by the employees prior to the Acquisition as pre-combination service, in the Company’s Statements of Operations as incurred.  The pro-forma adjustments reflect the change in the historical compensation costs expected to be incurred from the Acquisition date, as if it had occurred on January 1, 2022.  If the Giphy employees are no longer employed by the Company, the full amount of the Giphy Retention Compensation may not be paid or recognized as expense.
In addition, upon closing of the Acquisition, the Company also entered into an agreement with Meta whereby the Company will provide Meta with Giphy content through API services for a period of two years. To reflect this customer arrangement at fair value, the Company allocated and deferred $30 million of the Acquisition proceeds to the API services agreement.

The Giphy purchase price, which will result in net cash to be received by the Company, is as follows (in thousands):
Purchase Price
Purchase price	$ 53,000
Cash acquired and other working capital adjustments	4,750
Cash paid on closing	$ 57,750

Fair value of Giphy Retention Compensation contingent consideration[1]	(98,723)
Fair value of consideration attributable to pre-combination service[2]	34,972

Net purchase price	$ (6,001)
1 —  This amount consists of $123.5 million of Giphy Retention Compensation, adjusted for $18.9 million of income tax obligations associated with the receipt of the Giphy Retention Compensation and $5.9 million for the time value of money.
2 —  Relates to the cash value of replaced unvested Meta equity awards attributable to pre-combination services.

Note 3 – Preliminary Fair Value Allocation of Assets Acquired and Liabilities Assumed

The preliminary fair value of consideration transferred in the Acquisition has been allocated to the intangible and tangible assets acquired and liabilities assumed at the Acquisition date, with the excess of the fair value of the net assets acquired over the net consideration received recorded as a bargain purchase gain. The identifiable intangible assets of these acquisitions are being amortized on a straight-line basis.

Assets acquired and liabilities assumed:	As of September 30, 2023
Cash and cash equivalents	$ 4,030
Prepaid expenses and other current assets	1,416
Right of use assets	1,243
Intangible assets:
Trade name	21,000
Developed technology	21,500
Intangible assets	42,500
Deferred tax asset	1,006
Other assets	1,647
Total assets acquired	$ 51,842

Accounts payable, accrued expenses and other liabilities	(4,949)
Lease liability	(1,090)
Total liabilities assumed	(6,039)
Net assets acquired	$ 45,803
Net purchase price	(6,001)
Bargain purchase gain	$ 51,804

The fair value adjustments are preliminary and based on estimates of the fair value and useful lives of the assets and liabilities assumed as of September 30, 2023 and have been prepared to illustrate the effect of the Acquisition. Accordingly, the pro forma purchase price allocation may be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed.  The final adjustments could be materially different from those reflected herein. The identifiable intangible assets, which include developed technology and the trade name have weighted average useful lives of approximately 4.0 years  and 15.0 years, respectively. The fair value of the developed technology was determined using the cost to recreate method, and the fair value of the trade name was determined using the relief-from-royalty method.

Note 4 – Summary Accumulation of Other Pro Forma Adjustments

The following pro forma adjustments result from the Acquisition assuming it occurred on January 1, 2022, and adjusted operating results for the period from January 1, 2023, through June 23, 2023.  Operating activity for the period from June 24, 2023, through September 30, 2023 have been reflected in the Company’s condensed consolidated financial statements filed with the SEC on October 31, 2023.

A.	To record $7.1 million for the period from January 1, 2023 through June 23, 2023 representing the allocation of the $30 million of Acquisition consideration to the API services agreement, which was deferred on the date of acquisition and will be recorded as revenue. See Note 2.
B.	Amortization of intangible assets recorded in connection with purchase accounting adjustments.

Period from January 1, 2023 through June 23, 2023
Cost of revenue	2,538
General and administrative	692

C.	Adjustments to compensation expense resulting from the Giphy Retention Compensation arrangements executed at the closing of the Acquisition. See Note 2.
Period from January 1, 2023 through June 23, 2023
Sales and marketing	(829)
Product development	(20,293)
General and administrative	(4,251)
D.	Adjustment to remove $3.0 million of transaction costs (e.g. attorneys, bankers, etc.) related to the Giphy Acquisition recorded in 2023.
E.	Represents removal of bargain purchase gain of $51.8 million, which was calculated as of the Acquisition date.
F.	Estimated income tax impact of the Transaction Accounting Adjustments, using the statutory tax rate.